Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	William Pike
	212-762-6901	212-761-0008

Morgan Stanley Reports Second Quarter Results

Net Revenues of $6.5 Billion
Quarterly EPS of $0.95
Annualized ROE of 12%

NEW YORK, June 18, 2008 – Morgan Stanley (NYSE: MS) today reported income from continuing operations for the second quarter ended May 31, 2008 of $1,026 million, or $0.95 per diluted share, compared with $2,363 million, or $2.24 per diluted share, in the second quarter of last year.  Net revenues were $6.5 billion, 38 percent below last year’s second quarter.  Non-interest expenses of $5.1 billion, including severance expense of approximately $245 million related to staff reductions1, decreased 28 percent from a year ago.  The annualized return on average common equity from continuing operations was 12.3 percent in the current quarter, compared with 29.4 percent in the prior year.

The quarterly results from continuing operations include pre-tax income from two previously disclosed divestitures: $698 million related to the sale of Morgan Stanley Wealth Management S.V., S.A.U. (“MSWM S.V.”), the Spanish onshore mass affluent wealth management business, reported in the Global Wealth Management Group business segment; and $732 million related to the secondary offering of MSCI Inc. reported in the Institutional Securities business segment.2

For the first six months of fiscal 2008, income from continuing operations was $2,577 million, a 45 percent decrease from $4,677 million a year ago.  Diluted earnings per share from continuing operations were $2.40 compared with $4.41 last year.  Net revenues decreased 28 percent to $14.8 billion and non-interest expenses decreased 17 percent to $11.2 billion.  The annualized return on average common equity from continuing operations was 15.9 percent, compared with 30.1 percent a year ago.

1 The severance expense is included in the business segments as follows: Institutional Securities, $203 million; Global Wealth Management Group, $7 million; and Asset Management, $35 million.
2 Pre-tax income related to the divestitures of MSWM S.V. and MSCI Inc. reflects gains of $748 million and $744 million, respectively, partly offset by transaction related charges.

Net income for the quarter was $1,026 million, a decrease of 60 percent from $2,582 million in the second quarter of fiscal 2007.  For the first six months of fiscal 2008, net income was $2,577 million, a 51 percent decrease from $5,254 million a year ago.  Net income for the first six months of fiscal 2007 includes the results of Discover Financial Services which are reported in discontinued operations.  Diluted earnings per share were $0.95 for the quarter, compared with $2.45 in the second quarter of fiscal 2007, and the annualized return on average common equity for the second quarter was 12.3 percent compared with 27.4 percent a year ago.  For the first six months, diluted earnings per share were $2.40, compared with $4.96 a year ago, and the annualized return on average common equity was 15.9 percent compared with 28.7 percent last year.

Business Highlights

•
Equity sales and trading net revenues of $2.1 billion decreased 11 percent from last year’s second quarter, as strong results in the derivatives, prime brokerage and cash businesses were offset by lower proprietary trading results.

•
Fixed income sales and trading net revenues were $414 million, down 85 percent from last year’s second quarter primarily reflecting lower revenues in interest rate, credit & currency products and commodities, and net losses of $436 million in mortgage proprietary trading.

•
Other sales and trading included net losses of approximately $519 million primarily related to loans as well as closed and pipeline commitments, due to losses on hedges which were partly offset by mark to market gains.

•	Investment banking delivered revenues of $875 million, down 49 percent from last year’s second quarter.
•
Global Wealth Management achieved net revenues of $2.4 billion including the sale of MSWM S.V. noted above.  This business generated net new assets of $13.3 billion, the second highest ever, and our ninth consecutive quarter of client inflows.

•
Asset Management faced challenging market conditions with losses in real estate.  The division continued to expand its product offerings including the successful closing of a $4 billion infrastructure fund and reported net customer inflows of $15.5 billion, the seventh consecutive quarter of net customer inflows.

•
The Firm strengthened its liquidity and capital positions in the quarter by increasing average total and parent liquidity to $135 billion and $74 billion, respectively, and reducing the leverage and adjusted leverage ratios to 25.1x and 14.1x, respectively.

John J. Mack, Chairman and CEO, said, “Given the turbulent environment this quarter, we stayed close to shore and continued strengthening the Firm’s capital and liquidity positions.  Average total liquidity over the course of the quarter was $135 billion and we finished the quarter with $169 billion in total liquidity.  The difficult market conditions and lower levels of client activity impacted our results, particularly in fixed income and asset management.  However, Morgan Stanley’s diversified business mix benefited the Firm, with solid results in wealth management, prime brokerage, equity derivatives and our world-class international franchise.  The careful management of our capital, risk and liquidity leaves us well positioned to continue serving Morgan Stanley’s clients and seize attractive risk-return opportunities as we see them.”

INSTITUTIONAL SECURITIES
Institutional Securities posted pre-tax income3 of $679 million, compared with $2,950 million in the second quarter of fiscal 2007.  Net revenues were $3.6 billion, compared with net revenues of $7.4 billion a year ago.  The quarter’s pre-tax margin was 19 percent, compared with 40 percent in last year’s second quarter.  The quarter’s return on average common equity was 9 percent, compared with 35 percent a year ago.
•	Advisory revenues were $367 million, a 49 percent decrease from last year’s second quarter.
•
Underwriting revenues of $508 million decreased 48 percent from last year’s second quarter.  Equity underwriting revenues were $298 million, a 40 percent decrease from the prior year’s second quarter.
Fixed income underwriting revenues decreased 57 percent to $210 million from last year’s second quarter.

•
Fixed income sales and trading net revenues were $414 million, 85 percent below $2.7 billion in the second quarter of fiscal 2007, driven by lower net revenues in Interest Rate, Credit & Currency (IRCC), net losses in mortgage proprietary trading and a decline in commodities.  Within IRCC, continued dislocation in the credit markets resulted in a loss in credit products, compared with a significant gain a year ago.  This loss included a $120 million negative adjustment to marks previously taken in a trader’s book that did not comply with Firm policies.  The decrease in credit products was partly offset by higher net revenues in foreign exchange and interest rates, reflecting strong customer flow and high levels of volatility.  Commodities results declined from a year ago reflecting losses in North American electricity and lower net revenues in oil liquids resulting from unfavorable positioning, partly offset by strong customer flow and net revenues recognized on structured transactions.

3 Represents income from continuing operations before gains/(losses) from unconsolidated investees and taxes.

•
Equity sales and trading net revenues were $2.1 billion, a decrease of 11 percent from last year’s second quarter.  Net revenues declined from a year ago as higher revenues in the derivatives, prime brokerage and cash businesses reflecting strong customer flow were more than offset by significantly lower net revenues in proprietary trading.

•
Other sales and trading net losses of approximately $519 million primarily resulted from loans and commitments, largely related to acquisition financing to non-investment grade companies, as losses on hedges were partly offset by mark to market gains.

•
Investment losses were $257 million compared with gains of $396 million in the second quarter of last year, reflecting losses on investments in real estate funds, investments for the benefit of our employee deferred compensation and co-investment plans, and other principal investments.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $99 million compared with $81 million in the second quarter of fiscal 2007 and $97 million in the first quarter of 2008.  Total aggregate average trading and non-trading VaR was $112 million compared with $87 million in the second quarter of fiscal 2007 and $103 million in the first quarter of 2008.  At quarter-end, the Company’s trading VaR was $99 million, and the aggregate trading and non-trading VaR was $118 million.  Increases in VaR were driven primarily by higher realized market volatilities which more than offset reductions in key trading risks.  In addition, the increase in aggregate trading and non-trading VaR was also driven by the issuance of long-term debt used to fund the increase in the Company’s total capital.

•
Non-interest expenses were $2.9 billion, a decrease of 34 percent from the second quarter of last year.  Compensation costs, including the severance costs noted above, decreased from last year’s second quarter reflecting lower revenues.  Non-compensation expenses increased from a year ago resulting from higher brokerage and clearing expenses and other business-related activities.

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group's pre-tax income for the second quarter was $989 million, compared with $264 million in the second quarter of last year.  The quarter’s pre-tax margin was 41 percent, compared with 16 percent in last year’s second quarter.  The quarter’s return on average common equity was 172 percent, compared with 40 percent a year ago.
•
Excluding the sale of MSWM S.V., net revenues were $1.7 billion, up 4 percent from a year ago.  Higher net interest revenues from growth in the bank deposit sweep program and stronger transactional revenues reflecting higher fixed income trading volume were partly offset by lower asset management revenues.  The decline in asset management revenues reflects the termination of certain fee-based brokerage programs in the fourth quarter of 2007 and a change in the classification of sub-advisory fees relating to certain customer agreements, partly offset by growth in other fee-based products.[4]

4 Beginning in 1Q08, certain sub-advisory fees are reported as a reduction to asset management, distribution and administration fees, reflecting changes to certain customer agreements.  In prior periods, these fees were reported as non-compensation expenses.

•
Non-interest expenses were $1.4 billion, an increase of 5 percent from a year ago.  Compensation costs increased from a year ago, primarily reflecting higher revenues and investment in the business.  Non-compensation expenses declined from a year ago, as higher levels of business activity were more than offset by a change in the classification of certain sub-advisory fees noted above.

•
Total client assets were $739 billion, an $11 billion increase from last year’s second quarter.  Client assets in fee-based accounts were $194 billion, an 8 percent decrease from a year ago and represent 26 percent of total client assets.

•
The 8,350 global representatives at quarter-end achieved average annualized revenue per global representative of $810,000[5] and total client assets per global representative of $89 million.  Excluding the sale of MSWM S.V., the number of global representatives has increased 2 percent from the first quarter of this year.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $227 million, compared with pre-tax income of $303 million in last year’s second quarter.
•
Net revenues decreased 68 percent to $488 million resulting from losses in our merchant banking business and lower net revenues in our core business.  Merchant banking results reflect losses on principal investments in the real estate and private equity businesses compared with strong gains posted in the second quarter of last year.  Core results reflect lower management and administration fees primarily due to lower performance fees in our alternatives business and lower principal investments gains.  Trading results primarily reflect losses of approximately $86 million related to securities issued by structured investment vehicles held on balance sheet by Asset Management.

•
Non-interest expenses decreased 41 percent to $715 million from a year ago.  Compensation costs declined on lower revenues including losses associated with investments for the benefit of our employee deferred compensation and co-investment plans.  Non-compensation expenses also decreased from a year ago reflecting lower levels of business activity.

5 2Q08 computation excludes gain associated with the sale of MSWM S.V.

•
Asset Management recorded net customer inflows of $15.5 billion for the quarter, compared with $9.3 billion a year ago, the seventh consecutive quarter of net customer inflows.  Core net flows were $13.8 billion, compared with $5.6 billion a year ago, primarily driven by fixed income money market products.  Net flows in merchant banking of $1.7 billion for the quarter were down from $3.7 billion a year ago, as lower real estate flows were partly offset by higher flows in infrastructure.

•
Assets under management or supervision at May 31, 2008 were a record $605 billion, up $45 billion, or 8 percent, from a year ago, driven by increases in both our core and merchant banking businesses.  The increase in core primarily resulted from net customer inflows in fixed income money market products and alternatives, partly offset by net customer outflows in equity, while the increase in merchant banking primarily reflects net customer inflows and asset appreciation in real estate and net inflows in infrastructure.

•
The percent of the Company's long-term fund assets performing in the top half of the Lipper rankings was 35 percent over one year, 39 percent over three years, 52 percent over five years and 73 percent over ten years.

OTHER MATTERS
The quarter’s effective tax rate from continuing operations was 30.0 percent, down from 32.6 percent a year ago.  The decrease in the rate reflected lower earnings, partly offset by an increase in the rate due to lower estimated domestic tax credits.

As of May 31, 2008, the Company has not repurchased any shares of its common stock this fiscal year as part of its share repurchase program.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on July 31, 2008, to common shareholders of record on July 11, 2008.  The Company also announced that its Board of Directors declared a quarterly dividend of $252.78 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.25278) to be paid on July 15, 2008 to preferred shareholders of record on June 30, 2008.

Total capital as of May 31, 2008 was $210.1 billion, including $45.0 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $30.11, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 33 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's 2008 Current Reports on Form 8-K.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended
	May 31, 2008	May 31, 2007	Feb 29, 2008	May 31, 2007	Feb 29, 2008	May 31, 2008	May 31, 2007	Percentage Change
Net revenues
Institutional Securities (1)	$3,625	$7,429	$6,213	(51%)	(42%)	$9,838	$14,591	(33%)
Global Wealth Management Group (2)	2,436	1,642	1,606	48%	52%	4,042	3,153	28%
Asset Management	488	1,509	543	(68%)	(10%)	1,031	2,877	(64%)
Intersegment Eliminations	(39)	(56)	(40)	30%	3%	(79)	(103)	23%
Consolidated net revenues	$6,510	$10,524	$8,322	(38%)	(22%)	$14,832	$20,518	(28%)

Income / (loss) before taxes (3)
Institutional Securities	$679	$2,950	$2,117	(77%)	(68%)	$2,796	$5,795	(52%)
Global Wealth Management Group	989	264	254	*	*	1,243	490	154%
Asset Management	(227)	303	(161)	(175%)	(41%)	(388)	682	(157%)
Intersegment Eliminations	5	7	4	(29%)	25%	9	13	(31%)
Consolidated income / (loss) before taxes	$1,446	$3,524	$2,214	(59%)	(35%)	$3,660	$6,980	(48%)
Earnings / (loss) applicable to common shareholders	$1,012	$2,565	$1,534	(61%)	(34%)	$2,546	$5,220	(51%)

Earnings per basic share: (4)
Income from continuing operations	$0.97	$2.35	$1.50	(59%)	(35%)	$2.47	$4.63	(47%)
Discontinued operations (5)	$-	$0.22	$-	*	--	$-	$0.58	*
Earnings per basic share	$0.97	$2.57	$1.50	(62%)	(35%)	$2.47	$5.21	(53%)

Earnings per diluted share: (4)
Income from continuing operations	$0.95	$2.24	$1.45	(58%)	(34%)	$2.40	$4.41	(46%)
Discontinued operations (5)	$-	$0.21	$-	*	--	$-	$0.55	*
Earnings per diluted share	$0.95	$2.45	$1.45	(61%)	(34%)	$2.40	$4.96	(52%)

Average common shares outstanding
Basic	1,038,145,038	996,544,761	1,020,802,234			1,029,473,636	1,002,894,369
Diluted	1,067,184,178	1,045,643,087	1,057,867,487			1,062,525,833	1,051,684,753
Period end common shares outstanding	1,108,865,416	1,051,690,047	1,105,301,550			1,108,865,416	1,051,690,047

Return on average common equity
from continuing operations	12.3%	29.4%	19.7%			15.9%	30.1%
Return on average common equity	12.3%	27.4%	19.7%			15.9%	28.7%

(1)	The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc.
(2)	The quarter ended May 31, 2008 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.
(3)	Represents consolidated income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, taxes and gain / (loss) from discontinued operations.
(4)	Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(5)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended
	May 31, 2008	May 31, 2007	Feb 29, 2008	May 31, 2007	Feb 29, 2008	May 31, 2008	May 31, 2007	Percentage Change

Investment banking	$1,049	$1,913	$1,109	(45%)	(5%)	$2,158	$3,140	(31%)
Principal transactions:
Trading	1,403	4,838	3,390	(71%)	(59%)	4,793	8,996	(47%)
Investments	(464)	1,004	(346)	(146%)	(34%)	(810)	1,884	(143%)
Commissions	1,155	1,123	1,199	3%	(4%)	2,354	2,128	11%
Asset management, distribution and admin. fees	1,464	1,596	1,550	(8%)	(6%)	3,014	3,075	(2%)
Interest and dividends	10,117	15,400	13,965	(34%)	(28%)	24,082	29,571	(19%)
Other (1)	1,799	321	317	*	*	2,116	593	*
Total revenues	16,523	26,195	21,184	(37%)	(22%)	37,707	49,387	(24%)
Interest expense	10,013	15,671	12,862	(36%)	(22%)	22,875	28,869	(21%)
Net revenues	6,510	10,524	8,322	(38%)	(22%)	14,832	20,518	(28%)

Compensation and benefits	2,960	4,994	4,071	(41%)	(27%)	7,031	9,769	(28%)

Occupancy and equipment	329	279	286	18%	15%	615	539	14%
Brokerage, clearing and exchange fees	448	366	444	22%	1%	892	727	23%
Information processing and communications	312	286	305	9%	2%	617	563	10%
Marketing and business development	207	199	183	4%	13%	390	352	11%
Professional services	472	510	379	(7%)	25%	851	929	(8%)
Other	336	366	440	(8%)	(24%)	776	659	18%
Total non-compensation expenses	2,104	2,006	2,037	5%	3%	4,141	3,769	10%

Total non-interest expenses	5,064	7,000	6,108	(28%)	(17%)	11,172	13,538	(17%)

Income / (loss) from continuing operations before gain / (loss) from unconsolidated investees and taxes	1,446	3,524	2,214	(59%)	(35%)	3,660	6,980	(48%)
Gain / (loss) from unconsolidated investees	19	(20)	2	195%	*	21	(46)	146%
Provision / (benefit) for income taxes	439	1,141	665	(62%)	(34%)	1,104	2,257	(51%)
Income / (loss) from continuing operations	1,026	2,363	1,551	(57%)	(34%)	2,577	4,677	(45%)
Discontinued operations (2)
Gain / (loss) from discontinued operations	0	349	0	*	--	0	913	*
Income tax provision / (benefit)	0	130	0	*	--	0	336	*
Gain / (loss) from discontinued operations	0	219	0	*	--	0	577	*
Net income / (loss)	$1,026	$2,582	$1,551	(60%)	(34%)	$2,577	$5,254	(51%)
Preferred stock dividend requirements	$14	$17	$17	(18%)	(18%)	$31	$34	(9%)
Earnings / (loss) applicable to common shareholders	$1,012	$2,565	$1,534	(61%)	(34%)	$2,546	$5,220	(51%)

Return on average common equity
from continuing operations	12.3%	29.4%	19.7%			15.9%	30.1%
Return on average common equity	12.3%	27.4%	19.7%			15.9%	28.7%
Pre-tax profit margin (3)	22%	34%	27%			25%	34%
Compensation and benefits as a % of net revenues	46%	48%	49%			47%	48%
Non-Compensation expenses as a % of net revenues	32%	19%	25%			28%	18%
Effective tax rate	30.0%	32.6%	30.0%			30.0%	32.5%

(1)
The quarter ended May 31, 2008 includes a pre-tax gain of $744 million related to the secondary offering of MSCI Inc., (reported in Institutional Securities) and a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U. (reported in Global Wealth Management Group).

(2)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(3)	Income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.